UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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EASTGROUP PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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190 East Capitol Street, Suite 400
Jackson, Mississippi 39201

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2017 Annual Meeting of Shareholders of EastGroup Properties, Inc. (the “Company”) will be held on Thursday, May 11, 2017 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. At the Meeting, shareholders will be asked to:

1.	Elect nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	Cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year;

3.	Cast an advisory vote on executive compensation;

4.	Cast an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All shareholders of record at the close of business on March 17, 2017 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders electronically. We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

By Order of the Board of Directors

N. Keith McKey
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

DATED:	March 31, 2017

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

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PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Shareholders (the “Meeting”) of EastGroup Properties, Inc. (the “Company”), to be held on May 11, 2017 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. This Proxy Statement, Annual Report on Form 10-K, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to shareholders on or about March 31, 2017.

ABOUT THE 2017 ANNUAL MEETING

What is the purpose of the Meeting?

At the Meeting, shareholders will be asked to elect nine directors of the Company, cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year, cast an advisory vote on executive compensation and cast an advisory vote on the frequency of future advisory votes on executive compensation. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote?

All shareholders of record as of the close of business on Friday, March 17, 2017 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 33,896,522 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) were issued and outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those shareholders who specifically request a paper copy. On or around March 31, 2017, all shareholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which shareholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is NO charge for requesting a copy.

How can I get electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials includes a website address that will:

●	Provide you with instructions on how to view our proxy materials on the Internet; and

●	Enable you to notify us to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Ethics and Business Conduct, Corporate Governance Guidelines, charters of committees of our Board of Directors (the “Board”) and reports that we file with the SEC. A copy of our Code of Ethics and Business Conduct, Corporate Governance Guidelines and each of the charters of our Board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting. If you are a shareholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Shareholder. If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:

●	Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

●	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

●	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board’s nominees for director, FOR the ratification of the independent registered public accounting firm, FOR the approval of our executive compensation as disclosed in this proxy statement and in favor of an advisory vote on executive compensation every ONE year.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and SEC rules, shareholder proposals must have been received by February 25, 2017 to be considered at the Meeting. To date, we have received no shareholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Marshall A. Loeb and N. Keith McKey with respect to any other matters that might be brought before the Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are needed to approve each proposal?

Proposal 1 concerns the election of nine directors of the Company. The votes cast “For” a nominee must exceed the votes cast “Against” the nominee for the nominee to be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. If a nominee fails to receive more “For” votes than votes cast “Against” and is an incumbent director, the nominee is required to tender a resignation to the Nominating and Corporate Governance Committee of the Board of Directors for consideration.

Proposal 2 concerns a non-binding advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

Proposal 3 concerns a non-binding advisory vote to approve the compensation for the Named Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” For the advisory vote to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

Proposal 4 concerns a non-binding advisory vote on whether the shareholder advisory vote to approve executive compensation, like that presented in Proposal 3, will occur every one, two or three years. The shareholder vote described in Proposal 4 shall be determined by a majority of the votes cast. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders. In either case, this vote is advisory and non-binding on the Board and the Company and the Board may determine that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our shareholders.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

●	filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date; or

●	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2018 Annual Meeting?

If a shareholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders, the shareholder must submit the proposal in writing to the Secretary of the Company at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201 so that the Company receives the proposal by December 1, 2017.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified shareholder intending to introduce a proposal or nominate a director at the 2018 Annual Meeting of Shareholders should give written notice to the Company’s Secretary not later than February 10, 2018 and not earlier than January 11, 2018 (although these dates may be adjusted in the event that the date of the 2018 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2017 Annual Meeting of Shareholders).

Shareholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, email or other electronic means or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees (who will receive no additional compensation for those services). We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company.

D. Pike Aloian, age 62 − Mr. Aloian has served as a director of the Company since 1999. His financial and investment experience, knowledge of capital markets and experience on other public and private company boards prepare him to give the Board his views on real estate investment markets and financial matters. He is a partner of Almanac Realty Investors, LLC (formerly known as Rothschild Realty Managers, LLC), a real estate advisory and investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Almanac, Mr. Aloian is responsible for originating investment opportunities, negotiating and structuring transactions, and monitoring the investments over their respective lives. Mr. Aloian served on the Board of Directors of Brandywine Realty Trust from 1999 to 2012 and was most recently a member of its Audit, Corporate Governance and Executive Committees. He graduated from Harvard College and received an MBA from Columbia University.

H.C. Bailey, Jr., age 77 − Mr. Bailey has served as a director of the Company since 1980. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the real estate, finance and real estate development areas. He is Chairman and President of H.C. Bailey Company and its affiliated companies and has been employed in various capacities with that company since 1962. The companies’ primary areas of activity have been in real estate investments, development, property management, mortgage banking, financial institutions, lumber and supply company, and general insurance. The companies presently own or have previously owned and/or operated office buildings, hotels, shopping centers, and commercial and residential developments. He is a graduate of the University of Mississippi with a BA degree and a graduate of the School of Mortgage Banking, Northwestern University, Chicago, Illinois, in cooperation with the Mortgage Bankers Association of America.

H. Eric Bolton, Jr., age 60 − Mr. Bolton was appointed a director of the Company in 2013. He brings extensive business and real estate operating experience to the Board. Mr. Bolton has been Chief Executive Officer of Mid-America Apartment Communities, Inc. (“MAA”) since October 2001 and Chairman of the Board of Directors of MAA since September 2002. He joined MAA in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Prior to that time, he was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. Mr. Bolton served on the Board of Directors of Interstate Hotels and Resorts, Inc. from 2008 to 2010. He currently serves on the National Association of Real Estate Investment Trusts (“NAREIT”) Advisory Board of Governors. He received a BBA in Accounting from the University of Memphis and an MBA with a concentration in Finance and Real Estate from the University of North Texas.

Hayden C. Eaves III, age 71 − Mr. Eaves has served as a director of the Company since 2002. Mr. Eaves’ leadership and experience in the real estate, real estate development and real estate operations business, particularly in the California and Arizona real estate markets, are valuable to the Board. Mr. Eaves has more than 47 years of experience in the real estate industry. He was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995, where he was responsible for 52 million square feet of industrial, office and retail space in California, Oregon, Washington, Arizona and Nevada. He is currently President of Hayden Holdings, Inc., a family investment management company and an advisor to IDS Real Estate Group where he served as a Managing Director until 2006. He is also on the Board of Directors of Watson Land Company, a private developer, owner, and manager of industrial properties located in Southern California. Mr. Eaves received a BS in Accounting from California State University of Los Angeles.

Fredric H. Gould, age 81 − Mr. Gould has served as a director of the Company since 1998. He has extensive experience in commercial real estate lending and operations, including as the chief executive of a public real estate company, and he provides the Board with perspective on financial, operational and strategic matters. Mr. Gould is a member of the Board of Directors of BRT Realty Trust and Vice-Chairman of One Liberty Properties, Inc. He is also the Chairman of the General Partner of Gould Investors L.P., a limited partnership engaged in real estate ownership. He previously served on the NAREIT Board of Governors as well as the Board of Directors of the Real Estate Board of New York where he was also a member of its Finance Committee. Mr. Gould received a BBA from Lehigh University and an LLB, cum laude, from New York Law School.

David H. Hoster II, age 71 − Mr. Hoster is Chairman of the Board of Directors, a position he has held since January 2016. Previously, he was the Chief Executive Officer of the Company from 1997 to December 2015. He has served as a director since 1993 and was President of the Company from 1993 to March 2015. His leadership experience and Company and industry knowledge, including 40 years involvement with publicly held REITs and extensive experience with industrial real estate provide valuable insight to the Board of Directors in formulating and executing the Company’s strategy. Mr. Hoster previously served on the NAREIT Board of Governors and he served on the Board of Directors of Trustmark National Bank and Trustmark Corporation until April 2016. He received a BA degree with honors from Princeton University and an MBA from Stanford University Graduate School of Business.

Marshall A. Loeb, age 54 − Mr. Loeb has served as the President of the Company since March 2015 and Chief Executive Officer and a director of the Company since January 2016. He rejoined the Company as President and Chief Operating Officer in March 2015 from Glimcher Realty Trust, where he served as President and Chief Operating Officer from 2005 to 2015. From 2000 to 2005, he served as Chief Financial Officer of Parkway Properties, Inc. Mr. Loeb, who was with the Company from 1991 to 2000, began with the Company as an asset manager and rose to senior vice president after having a variety of responsibilities with the Company. Mr. Loeb has more than 25 years of experience with publicly held REITS and brings real estate industry, finance, operations, development, and executive leadership expertise to the Board of Directors. He received a BS in Accounting and a Master of Tax Accounting degree from the University of Alabama, then earned an MBA from the Harvard Graduate School of Business.

Mary E. McCormick, age 59 − Ms. McCormick has served on the Board since 2005. Ms. McCormick has extensive experience in real estate, capital markets, and corporate governance and brings that expertise to Board discussions. She served the Ohio Public Employees System from 1989 through 2005, where she was responsible for directing real estate investments and overseeing an internally managed REIT portfolio. In recent years, she has served on the boards of multiple public and private real estate companies and as a Senior Advisor for Almanac Realty Partners. Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association. Ms. McCormick teaches real estate at the Fisher College of Business, The Ohio State University. She has served on the Board of Directors of Xenia Hotels and Resorts, a lodging REIT, since 2015 and Mid-America Apartment Communities from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute and the National Association of Corporate Directors. She has a Bachelor’s degree and an MBA from The Ohio State University.

Leland R. Speed, age 84 − Mr. Speed is Chairman Emeritus of the Board of Directors, a positon he has held since January 2016. He served as the Chairman of the Board of the Company from 1983 to December 2015 and a director since 1978. He brings extensive knowledge of the Company, experience in commercial real estate and real estate development as well as his current experience as an active member of public and charitable boards. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997, as Chairman of the Board of Parkway from 1980 until 2011 and as Chairman Emeritus of Parkway until 2012. From 2004 to 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency. He has served in various capacities at NAREIT, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award. He received his BS in Industrial Management from Georgia Institute of Technology and an MBA from the Harvard Graduate School of Business.

Independent Directors

Under the New York Stock Exchange (“NYSE”) listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

Our Board currently has nine members: D. Pike Aloian, H.C. Bailey, Jr., H. Eric Bolton, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Marshall A. Loeb, Mary E. McCormick and Leland R. Speed. The Board of Directors has determined that each director who served during the fiscal year ended December 31, 2016 was, and each current director continues to be, independent other than Mr. Loeb, the Company’s Chief Executive Officer, Mr. Hoster, the Company’s Chairman of the Board and Mr. Speed, the Company’s Chairman Emeritus.

Shareholder Communication With the Board

The Board has created the position of Lead Independent Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The Lead Independent Director presides over the meetings of the non-management directors of the Company. Our current Lead Independent Director is Mr. Bolton. Shareholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to Lead Independent Director, EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to the Lead Independent Director.

Leadership Structure

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Independent Director who presides over the non-management directors, and strong active independent directors. As Chief Executive Officer, Mr. Loeb is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while Mr. Hoster, Chairman of the Board, provides oversight, direction and leadership to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Six of the current nine directors are considered independent under the NYSE listing standards. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management directors, led by the Lead Independent Director, in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Board Oversight of Risk Management

The Company believes that its leadership structure allows the Board of Directors to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company, cyber-security including cyber-attacks and computer viruses, and various other matters relating to the Company’s business. Additionally, the Board of Directors administers its risk oversight function through (i) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, development and acquisitions of properties, new borrowings and the appointment and retention of the Company’s senior management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes, the Company’s internal control over financial reporting, and the security of the electronic systems which the Company relies upon to conduct its business.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which are available on our website at www.eastgroup.net.

The Audit Committee consists of Messrs. Aloian and Bolton and Ms. McCormick. The Audit Committee met six times during the Company’s 2016 fiscal year. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm and the internal audit department. Messrs. Aloian and Bolton and Ms. McCormick have each been designated as an “Audit Committee financial expert” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Audit Committee” later in this proxy statement.

The Compensation Committee consists of Messrs. Bailey, Bolton, Eaves and Gould. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and executive officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met four times during the Company’s 2016 fiscal year.

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick. The Nominating and Corporate Governance Committee met five times during the Company’s 2016 fiscal year. The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

Nominating Procedures

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. Although the Company does not have a formal policy or guidelines regarding diversity, the Company’s Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. In evaluating such skills and characteristics, the Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In addition, the Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, shareholders and, in certain circumstances, outside search firms; as such, shareholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by shareholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a shareholder should be sent to the Company’s Secretary at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, within the time periods set forth under the heading “About the Meeting – How do I submit a proposal for the 2018 Annual Meeting?”.

Board Attendance at Meetings

The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. The Board of Directors held six meetings during the Company’s 2016 fiscal year and each meeting was attended by all of the directors then in office. Additionally, each director attended at least 75% of the total number of meetings held by all committees of the Board of Directors on which he or she served. Each director also is expected to attend the Annual Meeting of Shareholders. In 2016, the Annual Meeting of Shareholders was attended by all of the director nominees elected at that meeting.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of four independent directors: Messrs. Bailey, Bolton, Eaves and Gould. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Under the Company’s director compensation program, each non-employee director is paid an annual cash retainer of $40,000 payable ratably on a monthly basis. The chairperson of the Audit Committee receives an additional annual cash retainer in the amount of $15,000 and the chairperson of each of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual cash retainer in the amount of $10,000. All other committee chairpersons receive an additional annual $7,500 cash retainer and the Lead Independent Director receives an additional annual $10,000 cash retainer.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended. Non-employee directors serving as members of Board committees are paid $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Pursuant to the Independent Director Compensation Policy under the Company’s 2013 Equity Incentive Plan, non-employee directors receive an annual award in connection with their election to the Board at the annual meeting of shareholders. The annual award consists of shares of the Company’s common stock with a value of $80,000 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of shareholders will receive a prorated amount of the annual award.

The Independent Director Compensation Policy also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

As an officer of the Company, Mr. Loeb did not receive any compensation under the Independent Director Compensation Policy in 2016. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
D. Pike Aloian	$65,416	$80,047	$145,463
H.C. Bailey, Jr.	$57,916	$80,047	$137,963
H. Eric Bolton, Jr.	$58,916	$80,047	$138,963
Hayden C. Eaves III	$65,916	$80,047	$145,963
Fredric H. Gould	$50,916	$80,047	$130,963
David H. Hoster II (2)	$231,413	$80,047	$311,460
Mary E. McCormick	$67,916	$80,047	$147,963
Leland R. Speed (3)	$804,916	$80,047	$884,963

(1)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718.

(2)	In addition to the standard payments to non-employee directors under the Company’s director compensation program, the Board approved a cash stipend in connection with Mr. Hoster’s service as Chairman of the Board in 2016.

(3)	In addition to the standard payments to non-employee directors under the Company’s director compensation program, the Board approved a one-time cash award to Mr. Speed in the amount of $750,000 as part of the transition to Chairman Emeritus. The award is payable in five equal annual installments of $150,000 on June 30 of each year beginning June 30, 2016.

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at nine. All nine positions on the Board are to be filled by the vote of the shareholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.

The nominees for director are: D. Pike Aloian, H.C. Bailey, Jr., H. Eric Bolton, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Marshall A. Loeb, Mary E. McCormick and Leland R. Speed. All nominees are currently serving as directors of the Company and were elected at the 2016 Annual Meeting of Shareholders.

Unless instructed otherwise, proxies will be voted “FOR” the nominees listed above. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information regarding the director nominees can be found under “Corporate Governance and Board Matters – Director Qualifications and Biographical Information.”

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Nominees receiving more “For” votes than votes cast “Against” will be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

Proposal 2 – Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed KPMG LLP as independent auditors for 2017. The Board is asking shareholders to approve this appointment. KPMG LLP audited the Company’s financial statements and internal controls over financial reporting for 2016. A representative of that firm will be present at the Meeting and will have an opportunity to make a statement and answer questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote “FOR” the appointment of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent auditors for the 2017 fiscal year.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

Proposal 3 – Advisory Vote on Executive Compensation

As required by SEC rules, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation awarded to the Company’s Named Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”

The Board of Directors recommends that you vote “FOR” the approval of the foregoing resolution.

For the advisory vote on the compensation of our Named Officers to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

Proposal 4 – Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In addition to providing our stockholders with the opportunity to cast an advisory vote on executive compensation, we are also seeking an advisory, nonbinding vote on how frequently the advisory vote on executive compensation should be presented to stockholders, as required by SEC rules. You may vote your shares to have the advisory vote held annually, every two years or every three years, or you may abstain.

Since 2011, our Board has provided shareholders with an opportunity to vote on executive compensation at every annual meeting. The Board continues to believe that advisory votes on executive compensation should be conducted every year so that shareholders may annually express their views on our executive compensation program, which feedback the Compensation Committee considers in structuring the annual compensation program.

The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

The Board of Directors recommends a vote of “Every One Year” on Proposal 4 relating to the frequency of future advisory votes on executive compensation.

The non-binding vote on the frequency of future advisory votes on executive compensation will be the frequency receiving the greatest number of votes at the annual meeting. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. While this vote is advisory and not binding on our Company, the Board expects to take into account the outcome of the vote, along with other relevant factors, when considering future advisory votes on executive compensation.

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

Marshall A. Loeb, age 54 − Mr. Loeb has served as the President of the Company since March 2015 and Chief Executive Officer of the Company since January 2016. He rejoined the Company as President and Chief Operating Officer in March 2015 from Glimcher Realty Trust, where he served as President and Chief Operating Officer from 2005 to 2015. From 2000 to 2005, he served as Chief Financial Officer of Parkway Properties, Inc. Mr. Loeb, who was with the Company from 1991 to 2000, began with the Company as an asset manager and rose to senior vice president after having a variety of responsibilities with the Company.

N. Keith McKey, age 66 − Mr. McKey has served as the Company’s Executive Vice President since 1993, Chief Financial Officer and Secretary since 1992 and Treasurer since 1997. He recently announced his retirement from the Company effective July 31, 2017.

John F. Coleman, age 57 − Mr. Coleman has been a Senior Vice President of the Company since 2001. From 1994 until 2001, he was a Senior Vice President of Weeks Corporation and its successor Duke Realty Corporation (an industrial/office real estate investment trust).

Bruce Corkern, CPA, age 55 − Mr. Corkern has served as Chief Accounting Officer since 2005 and has been a Senior Vice President and Controller of the Company since 2000. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

Brent W. Wood, age 47 − Mr. Wood has been a Senior Vice President of the Company since 2003. He was a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997. He has been appointed Executive Vice President and Chief Financial Officer of the Company effective upon Mr. McKey’s retirement on July 31, 2017.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the significant changes we have made to our 2017 executive compensation program in light of shareholder feedback and guidance from our independent compensation consultant, FPL Associates, L.P. (“FPL”), a nationally recognized compensation consulting firm specializing in the real estate industry. This CD&A also reports on the Company’s performance in 2016, the executive compensation earned in light of that performance, and the performance metrics and other relevant factors the Compensation Committee used in making its decisions.

In this CD&A, when we refer to “executive compensation” we mean primarily the Compensation Committee’s decisions regarding the compensation of our Chief Executive Officer and President, Chief Financial Officer and the three other most highly compensated executive officers (the “Named Officers”). Our Named Officers for 2016 were Messrs. Loeb, McKey, Coleman, Wood and Petsas.

2017 Changes to the Compensation Program

At the Company’s 2016 Annual Meeting of Shareholders, approximately 77% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. While the vote reflected continued support of the Company’s executive compensation program, this level of support was a decline from the prior years’ advisory votes (approximately 95% in each of 2015 and 2014, 98% in 2013, 97% in 2012, and 97% in 2011) and also below what the Board and management overall deem satisfactory. As a result, the Board and management recognized the need to better understand our investors’ opinions, and initiated a review to gain further feedback from key stakeholders on their perspectives of our executive compensation programs.

During the spring of 2016, we reached out to over 20 shareholders (representing over 70% of our common stock outstanding as of March 31, 2016) to discuss our executive pay and its alignment with performance, and to solicit feedback on our compensation program. We directly connected with shareholders holding in excess of 30% of our outstanding common stock. The Compensation Committee also engaged FPL to assist it in reviewing and revising its executive compensation program.

After carefully considering shareholder feedback, FPL’s recommendations about recent market trends in executive compensation, as well as the views of proxy advisory firms, the Compensation Committee adopted a new executive compensation program for 2017, which it believes is both responsive to the foregoing and designed in the best interests of the Company and its shareholders.

Shareholders largely supported the general framework of our compensation program with respect to the types of performance metrics by which we have historically measured our short-term and long-term performance. We have largely maintained a consistent program which, up until 2016 and as previously noted, our shareholders have strongly endorsed. However, it was also noted that certain aspects of the structure were not aligned with best practices. The following chart summarizes the key points we heard, what actions we have taken, and when the changes are effective.

What We Heard	How We Responded	When Effective
Shareholders support the means by which we have historically evaluated our short-term performance though generally prefer a more objective framework	We have now ascribed specific weightings to each of the annual performance metrics reviewed and established performance goals and corresponding payout levels across a three-tier construct (i.e., minimum, target, and maximum). Our prior program, which concluded for fiscal 2016 performance, did not have specific weightings and performance goals outside of target level.	Fiscal 2017

What We Heard	How We Responded	When Effective
Shareholders support a focus on long-term total shareholder performance but prefer it be measured on a “forward-looking” as opposed to “backward-looking” basis.	Starting in 2017, we will issue equity grants that are based on “forward-looking”, multi-year, total shareholder return performance in which our executives may earn equity compensation based largely on three-year relative total shareholder return performance as well as a more limited component that vests over time and will serve as an added retention tool. In addition, a portion of the performance-based awards that may be earned will also have additional time-based vesting thereafter.	Fiscal 2017

As a result of the Compensation Committee’s consultations and deliberations described above, the Compensation Committee worked throughout the latter part of 2016 to approve and implement, beginning with the Company’s 2017 fiscal year, the new incentive compensation programs for the Company’s executive officers. Combined, our new Short-Term Incentive Program (“STIP”) and Long-Term Incentive Program (“LTIP”) balance short-term and long-term performance, account for operational goals as well as stock price performance, and provide the appropriate level of objectivity in an effort to support our Company’s business plan and strategy.

New 2017 Long-Term Incentive Plan

Based on feedback from our extensive shareholder outreach, the Compensation Committee, with input from FPL, approved significant changes to our LTIP for 2017 aimed to more closely align the interests of our executive officers and our shareholders. Under the new LTIP, the majority of equity awards (70%) are performance based, or at risk, and measured on a forward-looking, three-year performance period. In order to transition to the new forward-looking program, a one-time transition grant, based on the same performance requirements, will be made in 2017. The following table highlights some of the significant changes in the new LTIP for 2017.

Feature	Previous Long-Term Incentive Plan	2017 Long-Term Incentive Plan
Award composition	Changes from a primarily “backward-looking” discretionary program to an objective “forward-looking” program.
	Grants made in arrears based on subjective assessment of various total shareholder return, or TSR, based metrics	Grants made at outset based on weighted performance goals as well as a small time-based component
Performance period	Changes from a bifurcated annual and multi-year performance period to solely a multi-year performance period.
	Backward looking, one year and five years.	Forward looking, three years.
Performance criteria	Provides for TSR in comparison to industrial REITs and the broader REIT industry (eliminates Russell 2000 and absolute TSR)
	TSR over the performance period measured relative to several indices (including a non-REIT index) as well as absolute total shareholder return	TSR over the performance period measured solely on a relative basis
Vesting period for awards that are performance based	With the shift in performance periods, modifies vesting conditions to result in a four-year period overall.
	Vests in installments of 25% immediately upon conclusion and over a three-year period following the grant date	Vests 75% following the end of the three-year performance period and 25% one year later

Equity Grant Transition

As previously noted, the Compensation Committee decided to transition to a new long-term incentive compensation structure that is based on forward-looking performance (which features awards made at the beginning of a performance period, subject to being earned) rather than historical performance and grants made at the end or upon conclusion of prior performance. Due to SEC disclosure rules, the Summary Compensation Table included in this proxy statement contains grants made during the most recently completed fiscal year (2016). Our existing program, which makes grants to our executive officers in arrears, are not included in the Summary Compensation Table as such awards for the most recent fiscal year were made in March 2017 (note that these awards have been disclosed under Long-Term Equity Incentive Compensation). As we transition to our new forward looking program, we will also be making grants in 2017 for the new 2017-2019 long-term incentive plan. Consequently, multiple grants will be made in 2017, in which the values of both such grants will be in next year’s (2018) proxy statement. The net-result to our executive officers is neutral in nature (it is simply a timing issue and not one in which they are benefitting or being adversely impacted in terms of the dollar value of opportunity). In order to proactively illustrate the impact, we have prepared the illustration below that highlights the dual sets of grants for 2017 (the illustration does not include a one-time transition grant).

Compensation Philosophy and Objectives

We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our shareholders. Our Compensation Committee seeks to develop a well-balanced program that contains a competitive annual base salary but that is weighted towards variable at-risk pay elements through the use of our short-term cash incentive and equity-based compensation and long-term equity-based compensation. We foster a culture where our Named Officers may increase their cash compensation by contributing to measurable financial performance metrics of the Company, but require meaningful value creation in the form of return to our shareholders in order to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

To further these objectives, we adhere to the following compensation and corporate governance practices:

What We Do:		What We Don’t Do:
✓	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather linked to the achievement of key financial metrics that are disclosed to our shareholders.	✗	No Employment Agreements, Automatic Salary Increases or Guaranteed Bonuses: We do not have employment agreements with any of our Named Officers. We do not guarantee annual salary increases or bonuses.
✓	We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance; our existing long-term incentive program exclusively uses total shareholder return to measure performance.	✗	We Do Not Have Tax Gross-Ups: We do not provide tax gross-ups on any severance, change in control or other payments.
✓	We Can Claw Back Compensation: Our independent directors have the ability to recoup incentive compensation if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of our Named Officers.	✗	We Do Not Pay Dividends or Dividend Equivalents on Unvested Restricted Shares: Restricted shares do not receive dividends or dividend equivalents during the restricted period; accrued dividends are paid only to the extent the restricted shares vest.
✓	We Maintain Robust Stock Ownership Guidelines: Our Named Officers and Directors are subject to robust stock ownership guidelines.	✗	We Do Not Allow Hedging or Pledging: Our Named Officers and Directors are expressly prohibited from pledging and hedging company securities.
✓	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.	✗	We Do Not Provide Excessive Perquisites: Our Named Officers are provided with limited perquisites and benefits.

Executive Summary – 2016 Compensation.

As previously indicated, shareholders last voted on our “say-on-pay” proposal at our 2016 Annual Meeting, which was held on May 26, 2016. We value the input that we received from shareholders before and after that meeting and believe that we have made appropriate changes to our compensation program as a result. However, given the timing of the say-on-pay vote and the thorough process the Compensation Committee undertook to review and revise the compensation program, the Compensation Committee decided to honor the program that was developed in early 2016 and communicated to management rather than make any rash decisions and try to implement a new structure mid-year. Accordingly, 2016 is the last year of the historical program structure and the new program will be effective for fiscal 2017 and beyond.

Our executive compensation program is designed to reward successful annual and long-term performance while aligning the interests of our executive team with the interests of our shareholders by providing incentives based on the achievement of performance goals linked to our financial and strategic results. A significant portion of the total compensation of our executive officers is performance based and our 2016 compensation awards reflect strong alignment between pay and performance.

The operational and financial performance measures considered by the Compensation Committee in determining executive compensation for 2016 are discussed below. Funds from operations, or FFO, and same property net operating income, or NOI, are not computed in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures and other required disclosure can be found on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2016 which we filed with the Securities and Exchange Commission on February 15, 2017.

Criteria	Result
Total shareholder return	Our total shareholder return, or TSR, for 2016 was 37.8%.
Relative five-year annualized total shareholder return	From 2012 to 2016, our annualized TSR was 15.4% compared to 18.0% for the NAREIT Industrial Index, 12.0% for the NAREIT Equity Index and 14.5% for the Russell 2000.
Earnings performance	Our FFO, was $4.02 per share, which was near the high end of our initial guidance to investors of $3.93 to $4.03 per share and an increase of 9.5% over 2015.
Same property net operating income growth	We experienced 3.1% growth in same property NOI year over year on a GAAP basis which exceeded our target goal of 2.8%.
Leasing	We renewed or re-leased 89% of expiring square feet during the year and rental rates on new and renewal leases increased an average of 11.9% for the year. Occupancy at the end of 2016 stood at 96.8% while average occupancy for 2016 was 95.8% which exceeded our goal of 95.0%.
Acquisitions	We completed acquisitions of operating properties (358,000 square feet), development-stage properties (996,000 square feet) and development land (197 acres) for $157 million for the year.
Development	We started nine new development projects (1.2 million square feet) with a projected total investment of $94 million in 2016. Our development program consisted of 17 projects (2.9 million square feet) at December 31, 2016 with a projected total investment of $235 million.
Dispositions	We sold nine operating properties (1.3 million square feet) and 25 acres of land for $81 million and $43 million gain.
Dividends	We paid annual cash dividends of $2.44 per share during the year.
Management of the balance sheet	We closed on new debt financing to elongate our debt maturity schedule, reduce our overall average corporate borrowing cost and fund acquisitions and development, while also maintaining satisfactory liquidity and leverage ratios. We also issued 875,052 shares under our continuous common equity program in 2016 with net proceeds of $59.3 million.
Management of General and Administrative (G&A) expenses	Our G&A expense of $13.2 million was in line with our budgeted goal for the year. As a percentage of revenues, our G&A expense was 5.2%, which was the lowest percentage of the nine industrial REITs reported by KeyBanc Capital Markets in their year-end REIT report, “The Leaderboard.”

Oversight of Compensation.

The Compensation Committee is responsible for implementing our executive pay philosophy, evaluating compensation against the market, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals, and compensation earned under incentive plans. The committee is comprised entirely of independent directors as defined by the New York Stock Exchange.

The Compensation Committee relies upon outside advisors to determine competitive pay levels and evaluate pay program design. In 2016, the Compensation Committee again retained FPL, which was first engaged by the Compensation Committee in 2003. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, annual cash incentive and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, high); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, annual cash incentive and equity-based awards for our executive officers.

A representative from FPL generally attends meetings of the Compensation Committee, and is available to participate in executive sessions and to communicate directly with the Compensation Committee chair or its members outside of meetings.

The Compensation Committee considers all factors relevant to the consultant’s independence from management, including those identified by the NYSE. The Compensation Committee has determined that FPL has no conflict of interest and is independent.

Peer Group Analysis.

The Compensation Committee relies on the peer group analysis prepared by FPL to evaluate pay levels for our executive officers. The peer groups recommended by FPL and used by the Compensation Committee are all public real estate companies and are divided into two groups based on industry sector (the asset-based peer group) and equity market capitalization, geographic location and historical performance (the size-geographic-performance peer group, or what we refer to as the SGP peer group). FPL analyzes competitive total direct compensation at the peer REITs listed below, as disclosed in their proxy statements for prior years, as well as information contained in FPL’s proprietary database. The Compensation Committee evaluates the appropriateness of the peer groups annually (based on merger and acquisition activity, growth, property focus, etc.) and make adjustments accordingly.

The asset-based peer group was unchanged from 2015 and consists of the following six public REITs that invest in industrial properties.

DCT Industrial Trust Inc.	Liberty Property Trust

Duke Realty Corporation	PS Business Parks, Inc.

First Industrial Realty Trust, Inc.	STAG Industrial, Inc.

The SGP peer group consists of the following 12 public REITs, which (i) operate across multiple asset classes and are similar in size to the Company in terms of market capitalization, (ii) are similar in performance to the Company in terms of 3-year annualized TSR and/or (iii) are headquartered in the Sunbelt region of the United States.

Acadia Realty Trust	PS Business Parks, Inc.

American Assets Trust, Inc.	QTS Realty Trust

Core Realty Corporation	Ramco-Gershenson Properties Trust

Cousins Properties Incorporated	STAG Industrial, Inc.

DCT Industrial Trust Inc.	Terreno Realty Corporation

First Potomac Realty Trust	Washington Real Estate Investment Trust

The SGP based peer group was largely unchanged from 2015 with the exception of the removal of Hudson Pacific Properties, Inc. and Medical Properties Trust, Inc. due to their relative size compared to the remaining peers and the addition of Ramco-Gershenson Properties Trust and Terreno Realty Corporation.

The FPL study compared the Company’s actual 2015 compensation for executive officers (including the restricted stock awards made in 2016 with respect to 2015 performance) with the actual 2015 total compensation of each of the peer groups. The study showed that the target total pay, on a weighted average basis for all executive officers, was between the 25th percentile and median of the SGP peer group and lagged the 25th percentile of the asset-based peer group. Actual total pay, on a weighted average basis for all executive officers, fell below the 25th percentile of both peer groups. The Committee then used the peer group data, survey information and other relevant factors to establish the 2016 compensation program for our executive officers.

Components of Compensation.

The total compensation opportunity for our Named Officers in 2016 incorporated three primary components: base salary, annual cash and equity incentive award and a long-term equity incentive award. The equity incentive awards are based on our stock price at the beginning of the performance period, which was $55.61 at December 31, 2015. In allocating compensation among these components, the Committee believes that the compensation of our executive officers, specifically our Chief Executive Officer, should be predominately performance-based.

The charts below summarize the allocation of the 2016 compensation opportunity for our Chief Executive Officer and other Named Officers:

Base Salary. The Compensation Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. The base salaries of our Named Officers were increased 3% for 2016 with the exception of Mr. Loeb. The Compensation Committee increased the base salary of Mr. Loeb from $500,000 to $550,000 in 2016 to reflect his additional responsibilities resulting from his promotion to Chief Executive Officer effective January 1, 2016.

Annual Cash and Equity Incentive Compensation. Our Named Officers have an opportunity to earn annual incentive awards, paid one-half in cash and one-half in equity, designed to reward annual corporate performance. Each year the Compensation Committee establishes a target annual incentive award opportunity for each of our Named Officers following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously.

In determining the actual annual incentive awards paid to an executive officer, the Compensation Committee initially considers performance against the pre-established performance goals. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including the overall responsibilities and contributions of the executives, in making final award determinations.

2016 Target Opportunity. The Compensation Committee set the targeted annual cash incentive and targeted annual equity incentive for the Chief Executive Officer each equal to 100% of base salary, for the Chief Financial Officer each equal to 90% of base salary and for the other Named Officers each equal to 60% of base salary. As compared to 2015, no adjustment was made to the targeted percentage of base salary for the Named Officers. In addition to establishing the target awards, the Compensation Committee also imposed a maximum on the annual cash and equity incentive compensation that may be earned by each executive officer equal to 150% of the target award.

2016 Performance Goals. The Compensation Committee approved performance goals for 2016 annual cash and equity incentive awards following a review of the Company’s business plan and budget for the year. The performance goals were based on the Company’s total shareholder return, FFO per share, same property net operating income growth and certain Company-wide strategic objectives as more particularly described below:

Criteria	Internal Guideline or Budget	2016 Actual Results	Goal Met?
Total Shareholder Return	10% target; 13% high	37.8%	Yes, exceeded maximum level
FFO Per Share	$3.98 target; $4.03 high	$4.02	Yes, between target and maximum level
Increase in Same Property NOI	2.8% target; 4.2% high	3.1%	Yes, between target and maximum level
General and Administrative Costs	$13.2 million	$13.2 million	In line with budget
Average Occupancy	95.0%	95.8%	Yes
Debt to Total Market Capitalization	Less than 35%	31.0%	Yes
Bank Debt (1)	Less than $230 million	$192 million at December 31, 2016	Yes
Fixed Charge Coverage	Greater than 3.0 to 1.0	4.75 to 1.0	Yes
Bank Covenants	In compliance	In compliance each quarter	Yes

(1)	The Compensation Committee initially set the goal as less than $150 million but subsequently adjusted the limit in connection with the repayment of an $80 million unsecured term loan in August 2016.

The Compensation Committee also considered the Company’s financial and other performance, both on an absolute and relative basis, as well as general economic conditions in the Company’s markets and factors such as property acquisitions, dispositions, equity issuances, and debt financings during the year. The Compensation Committee used the asset-based peer group for purposes of reviewing relative financial and other performance as discussed below. This peer group was used as these companies focus on industrial properties, which causes their performance to be most closely correlated with ours.

Criteria	Peer Group Range	Peer Group Average	2016 Actual Company Results
Change in Adjusted FFO Per Share (1)	(5.6)% to 12.6%	5.4%	9.5%
Same Property NOI Change (Industrial Assets): GAAP basis	0.1% to 5.9%	3.8%	3.1%
Year-End Occupancy	94.4% to 97.2%	95.8%	96.8%
Total Shareholder Return	30.4% to 38.1%	33.6%	37.8%

(1)	Adjusted to add back acquisition costs and preferred stock redemption costs and to make certain other adjustments to reflect non-recurring income or expenses at members of the peer group.

Based on the Compensation Committee’s analysis of all of the foregoing criteria, the Compensation Committee determined that actual Company results exceeded target performance and awarded annual cash incentive compensation and annual equity incentive compensation to each Named Officer equal to 140% of the target award as set forth below.

		Annual Equity Incentive
Name	Annual Cash Incentive	Shares	Grant Date Fair Value
Marshall A. Loeb	$770,000	13,846	$1,035,681
N. Keith McKey	$481,320	8,655	$647,394
John F. Coleman	$312,480	5,619	$420,301
Brent W. Wood	$312,480	5,619	$420,301

These performance-based shares vested 20% on the date of grant and generally will vest 20% on each of January 1, 2018, 2019, 2020 and 2021. As previously disclosed, the Compensation Committee approved special vesting provisions whereby shares issued to Mr. McKey vested immediately. Dividends on the annual equity incentive awards accumulate beginning January 1, 2016 and are paid if and when the restricted stock vests. The Compensation Committee reviewed the Company’s results for the 2016 performance period and approved the actual awards in March 2017. Accordingly, these performance-based equity awards are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2017 compensation in accordance with the rules of the SEC.

Long-Term Equity Incentive Compensation. Our Named Officers have an opportunity to earn long-term equity incentive awards intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The Compensation Committee believes that our equity-based long-term equity incentive awards, together with the annual equity incentive awards discussed above, provides an appropriate balance between performance incentive and retention awards since the recipient must remain employed by the Company for an additional period following the performance period in order for the restricted stock to vest.

2016 Target Opportunity. The Committee set the targeted long-term equity incentives for the Chief Executive Officer equal to 100% of base salary, for the Chief Financial Officer equal to 90% of base salary and for the other Named Officers equal to 60% of base salary. As compared to 2015, no adjustment was made to the targeted percentage of base salary for the Named Officers. In addition to establishing the target awards, the Compensation Committee also imposed a maximum on the long-term equity incentive compensation that may be earned by each executive officer equal to 150% of the target award.

2016 Performance Goals. Similar to prior years, the performance goals for the long-term equity incentive awards were based on the Company’s absolute performance during 2016 as well as a comparison of the Company’s total return to the NAREIT Industrial Index, NAREIT Equity Index and the Russell 2000 Index over the five-year period ended December 31, 2016. The Company’s TSR for 2016 was 37.8% and the relative five-year annualized total shareholder return is set forth below:

Company/Index	Annualized Total Shareholder Return
EastGroup Properties, Inc.	15.4%
NAREIT Industrial Index	18.0%
NAREIT Equity Index	12.0%
Russell 2000 Index	14.5%

Based on the foregoing, the Compensation Committee determined that actual Company results exceeded target performance and awarded long-term equity incentive compensation to each Named Officer equal to 120% of the target award as set forth below.

	Long-Term Equity Incentive
Name	Shares	Grant Date Fair Value
Marshall A. Loeb	11,868	$887,726
N. Keith McKey	7,419	$554,941
John F. Coleman	4,816	$360,237
Brent W. Wood	4,816	$360,237

These shares vested 25% on the date of grant and generally will vest 25% on each of January 1, 2018, 2019 and 2020, with the exception of the special vesting provision for Mr. McKey discussed above. Dividends on the awards accumulate beginning January 1, 2016 and are paid if and when the restricted stock vests. The Compensation Committee reviewed the Company’s results at the end of the performance period and approved the actual long-term equity incentive awards in March 2017. Accordingly, these performance-based equity awards are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2017 compensation in accordance with the rules of the SEC.

Retention Grants. On March 4, 2010, the Compensation Committee awarded 20,000 shares of restricted stock as a retention bonus to each of Messrs. Coleman and Wood. Each of these Senior Vice Presidents is a seasoned real estate executive whose departure would disrupt the operations of the Company in the region for which that person is responsible. The Compensation Committee discussed various ways in which to mitigate the risk that one or more of these individuals could be enticed away. The restricted stock awards vest as follows, provided that the applicable officer remains in the employ of the Company as of such date: 1,400 shares on January 10, 2016; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

In the event the officer’s employment terminates for reasons other than death or permanent disability, the officer will forfeit all of his interest in shares that have not vested as of the date of termination. If employment terminates as a result of death or permanent disability, the officer or his estate will receive a pro rata number of restricted shares based on the number of full months elapsed since January 1, 2010 to the date of termination of employment compared to the full vesting period. The Compensation Committee believes these restricted stock awards will give the executive officers incentive to remain with the Company over the long term.

2017 Program Summary

As previously noted, the Compensation Committee has made a number of meaningful changes to the go-forward compensation program. Historically (through and including fiscal 2016), the Committee based their awards on pre-set annual operating metrics and on pre-set total return goals but did not disclose specific weightings and used their discretion on final awards. Although the Committee believes its awards were supported by the operating and total return results, pay practices are now in favor of bright line tests and forward looking plans.

The Committee set the following metrics for 2017. The annual incentive program would be based on the initial guidance for 2017 in the February 1, 2017 earnings press release (adjusted for the updated G&A guidance disclosed in its March 6, 2017 press release):

Amount of Award	Metric
50%	FFO per share
10%	Same Property NOI Change from the prior year
10%	General & Administrative Costs
10%	Fixed Charge Coverage
20%	Achievement of Individual Goals

The long-term incentive program would have a transition period for the first two years. The metrics would be the same for the transition periods and the regular period. The metrics are as follows:

Amount of Award	Metric
35%	Total Shareholder Return (TSR) compared to NAREIT Equity Index
35%	TSR Compared to NAREIT Industrial
30%	Time Vested

For 2017, the metric would use the results for one year – 2017. For 2018, the metric would use the results for 2017 and 2018. For 2019, the periods would be the three-years ending in 2019.

Retirement Plans. We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits. The Compensation Committee annually reviews the perquisites that senior management receives. The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan and life insurance of 2.5 times base salary up to a maximum of $400,000. Executive officers also participate in the Company’s medical insurance plans on the same terms as other officers. We do not provide our executives automobiles or reimbursement for country clubs, financial planning or things of a similar nature.

Severance Benefits. In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control. Our senior management and other employees have built the Company into a successful real estate investment trust and the Board of Directors believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.

Clawback. We have a policy that allows the clawback of variable compensation in the event of a substantial restatement of our financial results caused by intentional misconduct by senior officers of the Company. The Compensation Committee reserves the right to review the incentive compensation received by the senior officers with respect to the period to which the restatement relates, recalculate the Company’s results for the period to which the restatement relates and seek reimbursement of that portion of the incentive compensation that was based on the misstated financial results from the senior officer or officers whose intentional misconduct was the cause of the restatement.

Hedging and Pledging Policy. Our Board of Directors has adopted a policy that prohibits Company directors, officers and certain designated employees from (i) engaging in any hedging or monetization transactions involving Company securities or from purchasing or selling any put or call option contract or similar instrument with respect to Company securities and (ii) pledging Company securities as collateral for a loan or holding such shares in a margin account.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair H.C. Bailey, Jr. H. Eric Bolton Jr. Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2016, 2015 and 2014, the amount of compensation paid by the Company to the Named Officers.

Name and Principal Position	Year	Salary	Stock Awards (1) (2)	Non-Equity Incentive Plan Compensation		All Other Compensation (3)	Total
Marshall A. Loeb President and Chief Executive Officer (4)	2016 2015	$550,000 416,667	$539,425 —		$770,000 479,167	$23,709 56,151	$1,883,134 951,985
N. Keith McKey Executive Vice President, Chief Financial Officer and Secretary	2016 2015 2014	$382,000 371,000 360,000	$576,362 869,269 829,335		$481,320 383,985 463,320	$23,476 22,293 20,610	$1,463,158 1,646,547 1,673,265
John F. Coleman Senior Vice President	2016 2015 2014	$372,000 361,000 350,000	$373,910 563,435 528,023		$312,480 249,090 300,300	$23,709 22,293 20,610	$1,082,099 1,195,818 1,198,933
Brent W. Wood Senior Vice President	2016 2015 2014	$372,000 361,000 350,000	$373,910 563,435 528,023		$312,480 249,090 300,300	$20,709 19,293 17,860	$1,079,099 1,192,818 1,196,183
William D. Petsas Former Senior Vice President	2016 2015 2014	$350,000 350,000 340,000	$362,475 547,358 513,463	$	— 241,500 291,720	$23,709 22,293 20,610	$736,184 1,161,151 1,165,793

(1)	The amounts in this column reflect restricted stock awards granted to the Named Officers during 2014, 2015 and 2016 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).
(2)	For 2016, the amounts in this column do not reflect the restricted shares awarded by the Compensation Committee with respect to 2016 performance since the awards were discretionary and were granted in March 2017. Under the SEC disclosure rules, these awards will be reflected as 2017 compensation. See the previous discussion in the Compensation Discussion and Analysis under the headings “Annual Cash and Equity Incentive Compensation” and “Long-Term Equity Incentive Compensation”.
(3)	The amount shown in this column represents the Company’s discretionary contribution and matching contribution to its 401(k) Plan for the Named Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Officer.
(4)	Mr. Loeb was appointed President and Chief Operating Officer of the Company on March 1, 2015 and was promoted to Chief Executive Officer on January 1, 2016.

Grants of Plan-Based Awards in 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards (3)
Name	Grant Date	Threshold	Target	Maximum
Marshall A. Loeb	05/25/2016 (1) 03/02/2016 (2)	$275,000	$550,000	$825,000	9,624	$539,425
N. Keith McKey	05/25/2016 (1) 03/02/2016 (2)	$171,900	$343,800	$515,700	10,283	$576,362
John F. Coleman	05/25/2016 (1) 03/02/2016 (2)	$111,600	$223,200	$334,800	6,671	$373,910
Brent W. Wood	05/25/2016 (1) 03/02/2016 (2)	$111,600	$223,200	$334,800	6,671	$373,910
William D. Petsas	05/25/2016 (1) 03/02/2016 (2)	$105,000	$210,000	$315,000	6,467	$362,475

(1)	Represents the possible payouts under the Company’s 2016 non-equity incentive plan discussed in further detail above under the heading “Compensation Discussion and Analysis--Annual Cash and Equity Incentive Compensation.” The actual amount earned by each Named Officer in 2016 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Represents actual restricted stock awarded on March 2, 2016 in connection with the Compensation Committee’s discretionary review of the 2015 annual and long-term incentive compensation as discussed under the headings “Compensation Discussion and Analysis--Annual Cash and Equity Incentive Compensation” and “--Long-Term Equity Incentive Compensation” of the Company’s proxy statement for the 2016 Annual Meeting of Shareholders.
(3)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated by multiplying the number of restricted shares granted by the closing price of the Company’s Common Stock on the date of grant.

Outstanding Equity Awards at 2016 Fiscal Year-End

Name	Stock Awards (1)
	Number of Shares of Restricted Stock That Have Not Vested (#)		Market Value of Shares of Restricted Stock That Have Not Vested (2) ($)
Marshall A. Loeb	7,501	(3)	$553,874
N. Keith McKey	—		—
John F. Coleman	33,722	(4)	$2,490,032
Brent W. Wood	33,661	(5)	$2,485,528
William D. Petsas	33,315	(6)	$2,459,980

(1)	This table does not include restricted stock awards made in March 2017 reflecting performance in 2016 because they were not outstanding at the end of 2016. Such grants are described above under “Compensation Discussion and Analysis.”

(2)	The market value of such holdings is based on the closing price of the Company’s Common Stock ($73.84) on December 30, 2016.

(3)	Mr. Loeb’s restricted stock holdings as of December 31, 2016 vest as follows provided that he remains employed by the Company on such dates: 2,122 shares on January 1, 2017; 2,122 shares on January 1, 2018; 2,122 shares on January 1, 2019 and 1,135 shares on January 1, 2020.

(4)	Mr. Coleman’s restricted stock holdings as of December 31, 2016 vest as follows provided that he remains employed by the Company on such dates: 7,356 shares on January 1, 2017; 2,600 shares on January 10, 2017; 4,473 shares of January 1, 2018; 4,000 shares on January 10, 2018; 2,507 shares on January 1, 2019; 5,400 shares on January 10, 2019; 786 shares on January 1, 2020 and 6,600 shares on January 10, 2020.

(5)	Mr. Wood’s restricted stock holdings as of December 31, 2016 vest as follows provided that he remains employed by the Company on such dates: 7,295 shares on January 1, 2017; 2,600 shares on January 10, 2017; 4,473 shares on January 1, 2018; 4,000 shares on January 10, 2018; 2,507 shares on January 1, 2019; 5,400 shares on January 10, 2019; 786 shares on January 1, 2020 and 6,600 shares on January 10, 2020.

(6)	Mr. Petsas’ restricted stock holdings as of December 31, 2016 vested as follows: 7,178 shares on January 1, 2017; 2,600 shares on January 10, 2017; and 7,537 shares on March 1, 2017. 16,000 shares of restricted stock granted as a retention award were forfeited upon Mr. Petsas’ resignation from the Company.

Option Exercises and Stock Vested in 2016

The following table provides information regarding restricted stock awards that vested during 2016 for each of the Named Officers. No stock options were granted to or exercised by the Named Officers in 2016 and no options are currently outstanding.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Marshall A. Loeb	2,123	$118,994
N. Keith McKey	39,980	$2,323,462
John F. Coleman	12,256	$678,564
Brent W. Wood	12,038	$666,441
William D. Petsas	11,954	$661,750

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements and maintains certain plans that will require the Company to provide compensation to executive officers of the Company in the event of a termination of employment or a change in control of the Company. The following table shows potential payouts assuming that the employment of the Named Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2016.

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares (including accrued dividends)	Total
Marshall A. Loeb
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,529,166	—	$589,729	$2,118,895
Voluntary Resignation with Good Reason following a Change in Control	$2,293,749	$50,000	$589,729	$2,933,478
Involuntary Termination without Breach of Duty following a Change in Control	$2,293,749	$50,000	$589,729	$2,933,478
Death	$764,583	—	$589,729	$1,354,312

N. Keith McKey
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,572,040	—	—	$1,572,040
Voluntary Resignation with Good Reason following a Change in Control	$2,358,060	$50,000	—	$2,408,060
Involuntary Termination without Breach of Duty following a Change in Control	$2,358,060	$50,000	—	$2,408,060
Death	$786,020	—	—	$786,020

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares (including accrued dividends)	Total
John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$944,912	—	$1,229,626	$2,174,538
Voluntary Resignation with Good Reason following a Change in Control	$944,912	$37,500	$2,889,490	$3,871,902
Involuntary Termination without Breach of Duty following a Change in Control	$944,912	$37,500	$2,889,490	$3,871,902
Death	$629,941	—	$2,478,986	$3,108,927
Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$949,410	—	$1,224,241	$2,173,651
Voluntary Resignation with Good Reason following a Change in Control	$949,410	$37,500	$2,884,105	$3,871,015
Involuntary Termination without Breach of Duty following a Change in Control	$949,410	$37,500	$2,884,105	$3,871,015
Death	$632,940	—	$2,473,601	$3,106,541
William D. Petsas
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$911,649	—	$1,196,857	$2,108,506
Voluntary Resignation with Good Reason following a Change in Control	$911,649	$37,500	$2,856,721	$3,805,870
Involuntary Termination without Breach of Duty following a Change in Control	$911,649	$37,500	$2,856,721	$3,805,870
Death	$607,766	—	$2,446,217	$3,053,983

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions. A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s shareholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date, provided that: (A) any such year in which the executive was not employed by the Company shall be excluded from the averaging period; and (B) the base salary and cash bonus for any such year that reflects a partial year of employment shall be annualized.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the executive’s annual or long-term bonus and equity incentive opportunities; (iv) the Company’s material relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment. Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason. Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause. In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

	Involuntary Termination Without Cause	Involuntary Termination Without Breach of Duty or Voluntary Resignation With Good Reason, Each Following a Change in Control
Chief Executive Officer and Chief Financial Officer	2 times	3 times
Senior Vice Presidents	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits. Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

The value of the benefits set forth in the above table is based on an estimate of the Company’s cost to provide such benefits to an executive officer upon termination following a change in control equal to $25,000 per year.

Equity Acceleration. The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan generally provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability, provided, however, the agreements for the restricted stock awarded as a retention bonus to certain executive officers in 2010 provide that the number of shares to vest will be prorated upon such officer’s death or permanent disability. In addition, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s 2004 Equity Incentive Plan provides that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control.

The Company’s 2013 Equity Incentive Plan provides that upon the occurrence of a change in control if the awards are not continued, assumed or replaced by the successor corporation, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the executive’s interest in any restricted shares subject to performance criteria shall be deemed to have been achieved at the target performance level and shall become vested.

The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period. The accrued dividends are delivered to the executive officer when the incentive restricted shares vest. The value of the unvested restricted stock in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement

The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Change in Control” above.

Separation Agreement

On February 21, 2017, the Company and Mr. Petsas entered into a Separation Agreement with respect to his resignation. Pursuant to the Separation Agreement, (a) Mr. Petsas will receive a severance payment of $1,195,000 payable April 21, 2017; (b) if Mr. Petsas timely elects and is eligible for continued medical insurance coverage under COBRA, the Company will reimburse Mr. Petsas for the premium associated with such insurance coverage for himself and his eligible dependents for a period of eighteen months; and (c) 7,537 unvested shares of restricted stock granted under the Company’s 2013 Equity Incentive Plan became fully vested on March 1, 2017.

In consideration for the promises and payments made by the Company under the Separation Agreement, Mr. Petsas has agreed to a general release of claims in favor of the Company. The Separation Agreement also contains confidentiality and non-disparagement provisions.

Related-Party Transactions Policies and Procedures.

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of March 17, 2017, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
The Vanguard Group, Inc.
Vanguard REIT Index Fund	5,178,953	(2)	15.3%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
BlackRock, Inc.	4,004,911	(3)	11.8%
55 East 52nd Street
New York, New York 10022
T. Rowe Price Associates, Inc.	2,962,634	(4)	8.7%
100 East Pratt Street
Baltimore, Maryland 21202
JPMorgan Chase & Co.	2,208,421	(5)	6.5%
270 Park Avenue
New York, New York 10017
Invesco Ltd.	1,987,109	(6)	5.9%
1555 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30309

(1)	Based on the number of shares of Common Stock outstanding as of March 17, 2017, which was 33,896,522 shares of Common Stock.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) and an amended Statement on Schedule 13G filed with the SEC by Vanguard REIT Index Fund (“REIT Fund”), a client of Vanguard. As reported, Vanguard has sole voting power with respect to 107,915 shares of Common Stock, shared voting power with respect to 3,383 shares of Common Stock, sole dispositive power with respect to 5,078,213 shares of Common Stock, which includes shares owned by REIT Fund, and shared dispositive power with respect to 100,740 shares of Common Stock. As reported, REIT Fund has sole voting power with respect to 2,496,274 shares of Common Stock.

(3)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that BlackRock, Inc. has sole dispositive power with respect to 4,004,911 shares of Common Stock and sole voting power with respect to 3,868,038 shares of Common Stock.

(4)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) that indicated that Price Associates has sole dispositive power with respect to 2,962,634 shares of Common Stock and sole voting power with respect to 488,139 shares of Common Stock. These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that JPMorgan Chase & Co. has sole voting power with respect to 2,104,910 shares of Common Stock and sole dispositive power with respect to 2,208,421 shares of Common Stock.

(6)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Invesco Ltd. has sole voting power with respect to 541,110 shares of Common Stock and sole dispositive power with respect to 1,987,109 shares of Common Stock.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of March 17, 2017:

	Amount and Nature of Beneficial Ownership
Name	Common Stock		Unvested Restricted Stock	Total Beneficial Ownership	Percent of Common Stock (1)
D. Pike Aloian	25,628	(2)	—	25,628	*
H.C. Bailey, Jr.	2,900		—	2,900	*
H. Eric Bolton, Jr.	8,124		104	8,228	*
Hayden C. Eaves III	11,800	(3)	—	11,800	*
Fredric H. Gould	14,878	(4)	—	14,878	*
David H. Hoster II	233,787	(5)	—	233,787	*
Mary E. McCormick	15,403		—	15,403	*
Leland R. Speed	169,814	(6)	—	169,814	*
Marshall A. Loeb	15,348		25,356	40,704	*
N. Keith McKey	161,082		—	161,082	*
John F. Coleman	101,322		31,873	133,195	*
Bruce Corkern	50,565		10,442	61,007	*
Brent W. Wood	78,411		31,873	110,284	*
All directors, nominees and executive officers as a group	889,062		99,648	988,710	2.9%

*	Less than 1.0%.

(1)	Based on the number of shares of Common Stock outstanding as of March 17, 2017, which was 33,896,522 shares of Common Stock.

(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.

(3)	Includes (i) 8,500 shares of Common Stock owned by Mr. Eaves as trustee for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 300 shares of Common Stock owned by Mr. Eaves as trustee.

(4)	Includes 5,222 shares of Common Stock owned by a family foundation of which Mr. Gould is a trustee. Does not include 3,300 shares of Common Stock beneficially owned by Mr. Gould’s spouse, as to which he disclaims beneficial ownership.

(5)	Includes (i) 40,000 shares of Common Stock owned by a family trust for the benefit of Mr. Hoster’s children and (ii) 2,430 held in a revocable trust. Mr. Hoster’s spouse is trustee of the family trust and Mr. Hoster and his spouse are co-trustees of the revocable trust.

(6)	Does not include 30,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with shareholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of five times the annual cash retainer fee payable to a director. Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer: five times annual base salary; (2) Executive Vice President: three times annual base salary; and (3) Senior Vice Presidents: two times annual base salary. Each director and executive officer is currently in compliance with the applicable ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent shareholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2016 no officer or director of the Company was late in filing a report under Section 16(a).

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on December 2, 2016. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net. The Board has determined that each of D. Pike Aloian, H. Eric Bolton, Jr. and Mary E. McCormick is an “Audit Committee financial expert” as defined in the current rules of the SEC.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls, and audit functions. Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. The Company has a full-time internal audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal controls. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met six times during 2016, including two executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that the financial statements in the Company’s Annual Report on Form 10-K were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with KPMG matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and other matters required by the charter of this committee. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board Rule 3526, and has discussed with KPMG their independence from the company and its management.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Submitted by the Audit Committee:

D. Pike Aloian, Chair
H. Eric Bolton, Jr.
Mary E. McCormick

Policy For Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

Auditor Fees and Services

In connection with the audit of the 2016 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2016 and 2015.

	2016	2015
Audit Fees (1)	$634,400	$577,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$634,400	$577,500

(1)	Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2016 and 2015, this includes $103,500 and $93,000, respectively, for comfort letter procedures and auditor consents in connection with the issuance of Common Stock.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Meeting. However, if any other matters come before the Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

N. KEITH McKEY

Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EASTGROUP PROPERTIES, INC. 190 E. CAPITOL STREET SUITE 400 JACKSON, MS 39201

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E24669-P86015	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EASTGROUP PROPERTIES, INC.

The Board of Directors recommends you vote FOR all the nominees listed in proposal 1:
1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	D. Pike Aloian	☐	☐	☐

	1b.	H.C. Bailey, Jr.	☐	☐	☐

	1c.	H. Eric Bolton, Jr.	☐	☐	☐

	1d.	Hayden C. Eaves III	☐	☐	☐

	1e.	Fredric H. Gould	☐	☐	☐

	1f.	David H. Hoster II	☐	☐	☐

	1g.	Marshall A. Loeb	☐	☐	☐

	1h.	Mary E. McCormick	☐	☐	☐

	1i.	Leland R. Speed	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	Frequency on Say-On-Pay: Board has determined a say-on-pay vote every year is the best approach.	☐	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E24670-P86015

EASTGROUP PROPERTIES, INC. Annual Meeting of Stockholders May 11, 2017 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints MARSHALL A. LOEB and N. KEITH McKEY, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Corporate offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, 39201, on Thursday, May 11, 2017, at 9:00 a.m., Central Daylight Time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR Proposals 1, 2, and 3 and 1 YEAR for Proposal 4. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3 and 1 YEAR for Proposal 4 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote the shares unless you sign and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1